Exhibit 99.1


 BJ's Restaurants, Inc. to Present at the 5th Annual Cowen and Company Consumer
  Conference and Also Provided a Revenue Update for the Fourth Quarter of 2006

     HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--Jan. 4, 2007--BJ's Restaurants, Inc. (NASDAQ:BJRI) will be presenting at the 5th Annual Cowen and Company Consumer Conference in New York City on Tuesday, January 9, 2007 at 10:30 am (Eastern). Jerry Deitchle, President and CEO; Greg Levin, CFO and Greg Lynds, Chief Development Officer will be presenting on behalf of the Company. The presentation will be broadcast over the Internet at the Company's website located at http://www.bjsrestaurants.com. The broadcast can be accessed by clicking on the "Investors" link from the Company's home page followed by the "Presentation" link. An archive of the presentation will be available following the live presentation for 30 days.

     The Company also provided a revenue update for the fourth quarter of fiscal 2006 that ended on January 2, 2007. Revenues for the fourth quarter increased approximately 34% to approximately $65.9 million compared to $49.2 million in the same quarter last year. Sales for comparable restaurants increased approximately 5.5% during the quarter and successfully hurdled a strong 5.3% increase in comparable restaurant sales for the same quarter last year. Additionally, the revenue contribution from the Company's newer restaurants exceeded management's expectations during the fourth quarter.

     "Our strong fourth quarter sales results continued the positive top-line momentum that BJ's has enjoyed during all of 2006," commented Jerry Deitchle, President and CEO. "Our comparable sales increase of approximately 5.5% for the fourth quarter marks our 41st straight quarter of positive comparisons on that metric. Additionally, during the fourth quarter, we set new Company records for the highest sales ever in both a single day and week at one of our comparable Southern California restaurants. Also, we were very pleased with BJ's gift card purchases by our restaurant guests during the fourth quarter. Purchases of gift cards increased approximately 8% in comparable restaurants during the fourth quarter, and total Company gift card purchases increased a very strong 60% compared to the same quarter last year. These strong gift card purchases have the potential to begin benefiting our top-line results in early 2007 when post-holiday card redemptions start to occur."

     The Company remains confident in its ability to open as many as 13 new restaurants during 2007 and thereby achieve its targeted growth rate of 20% to 25% in terms of total restaurant operating weeks during the year. All prospective locations for 2007 new restaurants have been identified and secured with signed leases, purchase agreements or letters of intent. As of this date, six restaurants are in various stages of actual construction for potential 2007 openings.

     BJ's Restaurants, Inc. currently owns and operates 55 casual dining restaurants under the BJ's Restaurant and Brewery, BJ's Restaurant and Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates 11 microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (35), Texas (8), Arizona (4), Colorado (3), Oregon (3) and Nevada (2). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

     Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 35 of our current 55 restaurants are located, (vii) restaurant and brewery industry competition,
(viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends,
(x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs (xv) beer and liquor regulations,
(xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

     For further information, please contact Greg Levin of BJ's Restaurants, Inc. (714) 848-3747 ext. 240.

     CONTACT: BJ's Restaurants, Inc.
              Greg Levin, 714-848-3747, ext. 240